Exhibit 99.1

BioSig’s PURE EP™ Platform with New Near Field Tracking Algorithm Surpasses 100 Patient Cases

●	Company sees clinical adoption and usage of its novel Near Field Tracking algorithm, proven to reduce ablation time by approximately 66%.

Westport, CT, Feb. 06, 2024 (GLOBE NEWSWIRE) – BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, today announced that physicians have completed over 100 cases with the Near Field Tracking (“NFT”) algorithm, an innovative and proprietary feature recently launched on the Company’s PURE EP™ Platform.

Available by subscription, PURE EP™’s NFT algorithm monitors changes in the local unipolar electrogram, empowering electrophysiologists with tissue-specific feedback and color-coded characterization in real time. Since its launch in Q4 2023, the software has been leveraged at some of the largest and leading medical centers and health systems in the country.

“BioSig’s PURE EP™ Platform and its new algorithms are pioneering the way in the automatic interpretation of cardiac cellular reaction to catheter energy delivered,” commented Hicham El Masry, MD, FHRS, Cardiac Electrophysiologist at Mayo Clinic Arizona. “NFT is a unique algorithm for assessing lesion efficiency and increases my procedural efficiency and confidence when it comes to distinguishing between healthy and scar or ablated tissue. This revolutionary feature has become a critical tool during all my complex cases.”

“We are excited about the unique value we are providing our physicians, and proud to have achieved the milestone of 100 NFT cases in less than 90 days,” added Zachary Koch, Principal Advisor of Product Development at BioSig. “As the lead researcher at BioSig in the design and capabilities of NFT, I am encouraged by the algorithm’s impact on case time, safety, and efficacy. Thank you and congratulations to all the hospitals that have subscribed to our newest software and for their continued support.”

Procedures leveraging PURE EP™’s NFT algorithm exceeded its first relevant benchmark of 100 cases, led by world-renowned medical centers, including Cleveland Clinic in Cleveland, OH, Mayo Clinic in Phoenix AZ, and Texas Cardiac Arrhythmia Institute in Austin, TX.

Researchers from Cleveland Clinic presented topline clinical findings on the value of NFT at the Heart Rhythm 2023 convention held last May. Looking ahead, in collaboration with several early adopters, the Company is investigating expanded applications for NFT.

To learn more about PURE EP™’s growing suite of proprietary software-based features, click here.

About The PURE EP™ Platform

The PURE EP™ Platform serves physicians by enabling the real-time acquisition of raw cardiac signal data—absent of unnecessary noise or interference inherent in traditional approaches. By leveraging a first-of-its-kind combination of hardware and software, the PURE EP™ Platform is designed to deliver unprecedented intracardiac signal purity that pushes the boundaries of cardiac arrhythmia identification, diagnosis, and treatment.

In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology,1 electrophysiologists rated PURE EP™ as superior to conventional systems for 75.2% of signal samples, with 87% earning a rating of equivalent or superior. Data presented at Heart Rhythm Society 2023 demonstrated the PURE EP™ Platform’s capacity to facilitate ablations in a third of the usual time, reducing procedure time and improving workflow efficiencies, without sacrificing accuracy, precision, or efficacy.

The PURE EP™ Platform is currently in use at well-respected healthcare systems, including Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated, 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.2

1 Al-Ahmad, et al. (2022, September) Evaluation of a novel cardiac signal processing system for electrophysiology procedures: The PURE EP 2.0 study. https://onlinelibrary.wiley.com/doi/10.1111/jce.15250

2 Cardiac Ablation Market. (2022, December). Global Market Insights. https://www.gminsights.com/industry-analysis/cardiac-ablation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) BioSig’s ability to regain compliance with and meet the continued listing requirements of the Nasdaq Capital Market to maintain listing of its common stock; (ii) our cost reduction plan and associated workforce reduction or other cost-saving measures not reaching the targeted reduction of cash burn by 50%; (iii) the geographic, social, and economic impact of pandemics or worldwide health issues on BioSig’s ability to conduct its business and raise capital in the future when needed; (iv) BioSig’s inability to manufacture its products and product candidates on a commercial scale on its own, or in collaboration with third parties; (v) difficulties in obtaining financing on commercially reasonable terms; (vi) changes in the size and nature of BioSig’s competition; (vii) loss of one or more key executives or scientists; and (viii) difficulties in securing regulatory approval to market BioSig’s products and product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause BioSig’s actual results to differ from those contained in forward-looking statements, see Biosig’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in BioSig’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2023. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133